                                                                     EXHIBIT 8.1

                  [LETTERHEAD OF PRICEWATERHOUSECOOPERS LLP]


Creative Computers, Inc.
2555 West 190th Street
Torrance, California  90504

August 28, 1998


To the Board of Directors and Shareholders:

You have requested our opinion on behalf of Creative Computers, Inc. (DE) ("Holdings") and its shareholders regarding certain federal income tax consequences resulting from (i) the distribution of the stock of uBid, Inc. ("uBid") by Creative Computers, Inc. (CA) ("Creative") to Holdings, and (ii) the distribution of the stock of uBid by Holdings to its shareholders (together, the "Distribution"). The distribution described in (i), above, will be preceded by an initial public offering of the stock of uBid.

The Distribution will separate the direct sales business of Holdings and Creative (the "Direct Sales Business") from the auction sales business of uBid (the "Auction Sales Business"), resulting in two public companies. As more fully described below, the primary business purposes for the Distribution are
(i) to allow uBid to raise substantially more capital through a public offering of its stock, (ii) to retain key employees, including the Chief Executive Officer of uBid, by allowing such key employees to participate in the corporate growth of uBid while uBid is a stand alone publicly traded entity, and (iii) to resolve certain vendor/competitor conflicts that have arisen between the Direct Sales Business and the Auction Sales Business.


                               Opinions Requested
                               ------------------

Specifically, you have asked us to address the following issues:

With respect to the distribution of uBid by Creative to Holdings:

1. Whether the contribution by Creative of rights to use certain software to uBid, followed by the distribution by Creative of all of its uBid stock, will qualify as a reorganization within the meaning of section 368(a)(1)(D) of the Code.

2. Whether gain or loss will be recognized to Creative upon the distribution of all the common stock of uBid to Holdings;

3. Whether gain or loss will be recognized to (and no amount will be included in the income of) Holdings upon the receipt of the uBid common stock distributed to Holdings in the distribution;

4. Whether the aggregate basis of the stock of Creative and uBid in the hands of Holdings after the distribution will, in each instance, be the same as the basis of the Creative stock held by Holdings immediately before the distribution, allocated in proportion to the fair market value of each in accordance with Treas. Reg. section 1.358-2(a)(2); and

5. Whether proper allocation of earnings and profits among Creative and uBid will be required pursuant to Treas. Reg. section 1.312-10(b).


With respect to the distribution of uBid by Holdings to the Holdings' shareholders:

6. Whether gain or loss will be recognized to Holdings upon the distribution of all the common stock of uBid to the shareholders of Holdings;

7. Whether gain or loss will be recognized to (and no amount will be included in the income of) the shareholders of Holdings upon the receipt of the uBid common stock distributed to them (including any fractional share interests of uBid stock to which they may be entitled) in the distribution;

8. Whether the aggregate basis of the stock of Holdings and uBid in the hands of each Holdings' shareholder (including any fractional share interests of uBid stock to which they may be entitled) after the distribution will, in each instance, be the same as the basis of the Holdings' stock held by such shareholder immediately before the distribution, allocated in proportion to the fair market value of each in accordance with Treas. Reg. section 1.358-2(a)(2);

9. Whether the holding period of the uBid stock which each Holdings' shareholder receives (including any fractional share interests of uBid stock to which they may be entitled) will include the holding period of the Holdings' common stock with respect to which the distribution will be made, provided the Holdings' stock is held as a capital asset by such shareholder on the date of the distribution;

                                                                             (2)
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10.  If cash is received by a Holdings' shareholder in lieu of fractional share interests of uBid common stock, whether such fractional share will be treated as having been issued and then redeemed by such shareholder in a redemption with gain (or loss) recognized subject to the provisions and limitations of section 302; and

11. Whether proper allocation of earnings and profits among Holdings and uBid will be required pursuant to Treas. Reg. section 1.312-10(b).


                                  Conclusions
                                  -----------


Our opinions are based solely upon:


  a) The material facts being as described in Amendment No. 1 to the initial Form S-1 Registration Statement of uBid dated July 24, 1998 as filed with the Securities and Exchange Commission;



  b) The Distribution and the other transactions contemplated by the plan of reorganization being effected in accordance with the representations and assumptions below and the terms set forth in the documents reviewed; and



  c) The assumptions and representations made and contained herein being true, correct and complete;

It is our opinion, based upon the facts, assumptions, and representations contained herein, that:

     With respect to the distribution of uBid by Creative to Holdings:

     1. The contribution by Creative of rights to use certain software to uBid, followed by the distribution by Creative of all of its uBid stock, will qualify as a reorganization within the meaning of section 368(a)(1)(D) of the Code. Creative and uBid will each be a "party to the reorganization" within the meaning of section 368(b).

     2. No gain or loss will be recognized to Creative upon the distribution of all the common stock of uBid to Holdings. Section 355(c).

     3. No gain or loss will be recognized to (and no amount will be included in the income of) Holdings upon the receipt of the uBid common stock distributed to Holdings in the distribution. Section 355(a)(1).

                                                                             (3)
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     4.   The aggregate basis of the stock of Creative and uBid in the hands of
          Holdings after the distribution will, in each instance, be the same as the basis of the Creative stock held by Holdings immediately before the distribution, allocated in proportion to the fair market value of each in accordance with Treas. Reg. section 1.358-2(a)(2). Section 358(b)(1) and (2).

     5. Proper allocation of earnings and profits among Creative and uBid will be required pursuant to Treas. Reg. section 1.312-10(b). Section 312(h).

     With respect to the distribution of uBid by Holdings to the Holdings' shareholders:

     6. No gain or loss will be recognized to Holdings upon the distribution of all the common stock of uBid to the shareholders of Holdings.
          Section 355(c).

     7. No gain or loss will be recognized to (and no amount will be included in the income of) the shareholders of Holdings upon the receipt of the uBid common stock distributed to them (including any fractional share interests of uBid stock to which they may be entitled) in the distribution. Section 355(a)(1).

     8. The aggregate basis of the stock of Holdings and uBid in the hands of each Holdings' shareholder (including any fractional share interests of uBid stock to which they may be entitled) after the distribution will, in each instance, be the same as the basis of the Holdings' stock held by such shareholder immediately before the distribution, allocated in proportion to the fair market value of each in accordance with Treas. Reg. section 1.358-2(a)(2). Section 358(b)(1) and (2).

     9. The holding period of the uBid stock which each Holdings' shareholder receives (including any fractional share interests of uBid stock to which they may be entitled) will include the holding period of the Holdings' common stock with respect to which the distribution will be made, provided the Holdings' stock is held as a capital asset by such shareholder on the date of the distribution. Section 1223(1).

     10.  Where cash is received by a Holdings' shareholder in lieu of fractional share interests of uBid common stock, such fractional share will be treated as having been issued and then redeemed by such shareholder. The Holding's shareholder receiving cash in lieu of fractional shares will recognize gain (or loss) subject to the provisions and limitations of section 302.
                                                                             (4)
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     11.  Proper allocation of earnings and profits among Holdings and uBid will be required pursuant to Treas. Reg. section 1.312-10(b). Section
          312(h).

                             Proposed Transactions
                             ---------------------

The following transactions will or have been undertaken in connection with the distribution by Holdings of the stock of uBid:

  1. Creative and uBid will enter into certain agreements for purposes of shared services between the two corporations following the spin-off.

  2. Holdings and uBid will enter into one or more tax sharing and disaffiliation agreements.

  3. Creative will contribute rights to use certain software to uBid.

  4. uBid will offer its common stock to the public in its initial public offering. Immediately prior to the distribution of uBid common stock by Creative to Holdings and then Holdings to its shareholders, the common stock, considered together with any uBid common stock issued through pre-spin-off option exercises, will represent less than 20 percent of uBid's common stock and there will be no other shares of uBid stock outstanding.

  5. uBid will repay to Creative its intercompany indebtedness to Creative, which was generated in the ordinary course of business.

  6. No earlier than six months but no later than twelve months from uBid's initial public offering, Creative will distribute all of its uBid stock to Holdings in a tax-free distribution under section 355.

  7. Holdings will distribute all its uBid stock to Holdings' shareholders.

  8. Following the Distribution, uBid may complete an additional public offering of its stock if it encounters additional capital needs. No such follow-on offering is currently planned at this time; however, if management begins consideration of a follow-on offering prior to the Distribution, in no event will such follow-on offering occur prior to the Distribution. If a follow-on offering of uBid's stock occurs after the Distribution, such offering will not violate the representations contained elsewhere within this letter.

                                                                             (5)
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No other transactions other than those disclosed above are being undertaken by either Creative, uBid, or Holdings in connection with the proposed transaction.


                                Representations
                                ---------------

The following representations have been made in connection with the proposed transactions by the relevant parties and are attached hereto. If any one of these representations is determined to not be true, accurate, and complete, our opinions on the proposed transactions could change.

     1. Holdings, Creative, uBid, and the shareholders of Holdings will each pay their own expenses, if any, incurred in connection with the Distribution.

     2. Any indebtedness owed by uBid to Creative after the Distribution will not constitute stock or securities.

     3. No part of the consideration to be distributed by Holdings or Creative is being received by a shareholder as a creditor, employee, or in any capacity other than that of a shareholder of the distributing corporation.

     4. The 5 years of financial information submitted on behalf of Creative is representative of Creative's present operation, and with regard to Creative, there have been no substantial operational changes since the date of the last financial statements.

     5. The financial information submitted on behalf of the Auction Sales Business (for each year of its existence) is representative of the Auction Sales Business' present operations, and with regard to the Auction Sales Business, there have been no substantial operational changes since the date of the last financial statements submitted.

     6. Immediately after the Distribution, at least 90 percent of the fair market value of the gross assets of Holdings will consist of the stock and securities of Creative and Computability Limited.

     7. Following the Distribution, other than uBid's use of certain Creative employees for which uBid will compensate Creative at an arms length price, Holdings, Creative

                                                                             (6)
          and uBid will each continue the active conduct of its business, independently and with its separate employees.

     8. The distribution of the stock of uBid is carried out for the following corporate business purposes: (i) to attract and retain key employees,
          (ii) to facilitate an offering of the stock of uBid, and (ii) to resolve certain competitive restraints with vendors. The distribution of the stock, or stock and securities, of uBid is motivated, in whole or substantial part, by one or more of these corporate business purposes.

     9. There is no plan or intention by any shareholder who owns five percent or more of the stock of Holdings, and the management of Holdings, to the best of its knowledge, is not aware of any plan or intention on the part of any particular remaining shareholder of Holdings to sell, exchange, transfer by gift, or otherwise dispose of any stock in, or securities of, either Holdings or uBid after the Distribution.

     10. There is no plan or intention by either Holdings or uBid, directly or through any subsidiary corporation, to purchase any of its outstanding stock after the Distribution.

     11. There is no plan or intention to liquidate either Holdings, Creative or uBid, to merge any of the corporations with any other corporation, or to sell or otherwise dispose of the assets of any of the corporations after the Distribution, except in the ordinary course of business.

     12. Holdings, Creative, and uBid neither accumulated their receivables nor made extraordinary payments of their payables in anticipation of the Distribution.

     13. Other than trade account indebtedness created in the ordinary course of business through continuing arms-length transactions or through execution of certain intercompany agreements entered into between Holdings, Creative, and uBid, no intercorporate debt will exist between Holdings, Creative, and uBid at the time of, or subsequent to, the distribution of uBid's stock.

     14. Immediately before the distribution, items of income, gain, loss, deduction, and credit will be taken into account as required by the applicable intercompany transaction regulations.

                                                                             (7)
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     15.  Payments made in connection with all continuing transactions between
          Holdings, Creative, and uBid will be for fair market value based upon terms and conditions arrived at by the parties bargaining at arm's length.

     16. No two parties to the transaction are investment companies as defined in section 368(a)(2)(F)(iii) and (iv).

     17. The payment of cash in lieu of fractional share interests of uBid common stock, if any, is solely to avoid the expense and inconvenience to Holdings of issuing fractional share interests, and does not represent separately bargained for consideration. The total amount of cash received in lieu of fractional share interests of uBid stock will be less than 1 percent of the total fair market value of the uBid stock distributed by Holdings.

     18. The distribution of the stock of uBid by Creative and the distribution of the stock of uBid by Holdings, will occur within twelve months from the date of uBid's initial public offering.

     19. Taking into account stock issued under uBid's stock option plan prior to the distribution of uBid's stock, and uBid stock sold in uBid's initial public offering, Creative will be in control of uBid, as defined in section 368(c), at the time of Creative's distribution of the uBid stock.

     20. Taking into account stock issued under uBid's stock option plan prior to the distribution of uBid's stock, and uBid stock sold in uBid's initial public offering, Holdings will be in control of uBid, as defined in section 368(c), at the time of Holdings' distribution of the uBid stock.

     21. In no event will 50 percent or more of the total combined voting power of all classes of stock entitled to vote or 50 percent or more of the total value of shares of all classes of stock of Holdings or uBid, directly or indirectly, be offered to the public, acquired by or issued to one or more persons, or issued through option exercises during the four-year period beginning on the date which is two years before the date of the Distribution, unless it is established that the Distribution and the offering of the Holdings or uBid stock to the public, the acquisition or issuance of the Holdings or uBid stock by or to one or more persons, or the issuance of the Holdings or uBid stock through option exercises are not pursuant to a plan or series of related transactions.

                                                                             (8)
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     22.  Following the four year period beginning two years before the date of the Distribution, there is no plan or intention for 50 percent or more of the total combined voting power of all classes of stock entitled to vote or 50 percent or more of the total value of shares of all classes of stock of Holdings or uBid, directly or indirectly, to be offered to the public, acquired by or issued to one or more persons, or to be issued through option exercises.

     23. No liabilities will be transferred to uBid or assumed by uBid, and other than the contribution of certain software contracts, no assets will be transferred to uBid in connection with the distribution.

                            Caveats and Limitations
                            -----------------------

(1) The conclusions reached in this opinion represent and are based upon our best judgment regarding the application of federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. This opinion is not binding upon the Internal Revenue Service or the courts. It is our opinion that the Internal Revenue Service should not assert a contrary position, although this cannot be assured in the absence of a private letter ruling from the Internal Revenue Service. Furthermore, no assurance can be given that future legislative or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. PricewaterhouseCoopers LLP undertakes no responsibility to advise any party or shareholder of any new developments in the application or interpretation of the federal income tax laws.

(2) This opinion does not address any federal tax consequences of the transactions set forth above, or transactions related or proximate to the transactions set forth above, except as specifically set forth herein. This opinion does not address the consequences to any of the shareholders in the event of their disposition of Holdings or uBid stock at some future time. This opinion does not address any issues with respect to shareholders who received their stock as compensation. This opinion also does not address any state, local, foreign, or other tax consequences that may result from any of the transactions set forth above, or transactions related to the transactions set forth above.

(3) This opinion does not address any transactions other than those described above, or any transactions whatsoever, if all the transactions described herein are not consummated as described herein without waiver or breach of any material provision thereof or if the assumptions and representations set forth herein are not true and

                                                                            (9)
     accurate at all relevant times. In the event any one of the assumptions or representations is incorrect, the conclusions reached in this opinion might be adversely affected.

(4) This opinion is based on the transactions as described in the document copies we reviewed (listed above). Should the actual documents contain changes from the documents received, the conclusions in this opinion could be adversely affected.

(5) This opinion is solely for the use of Holdings, its management and shareholders and may not be distributed to, shared with, or relied upon by other parties. PricewaterhouseCoopers LLP consents to referencing this opinion in uBid's Form S-1 referred to above and to the filing of this opinion as an exhibit to the Registration Statement. In addition, PricewaterhouseCoopers LLP consents to similar use of this opinion in any proxy statement or information statement distributed to Holdings' shareholders in connection with the Distribution.

(6) We have relied upon the representations set forth in the transaction documents regarding matters of law outside the tax area including, for example, the validity of (1) the corporations involved in the proposed transactions, and (2) the agreements including the appropriate filings of each with the federal and state government agencies as appropriate.



                         * * * * * * * * * * * * * * *


If you have any questions, please call either Mark W. Boyer at (202) 414-1629 or Albert A. Remeikis at (202) 414-1602.


Sincerely,


/s/ PricewaterhouseCoopers LLP
    --------------------------------
    PricewaterhouseCoopers LLP
    Tax and Legal Services
                                                                            (10)